Exhibit 99.1

NEWS RELEASE	For Immediate Release

Media Contacts:	Investor Contact
Shannon Bennett	Eric Rychel
216.910.3664	216.910.3229
shannon.bennett@aleris.com	eric.rychel@aleris.com

Jason Saragian
216.910.3670
jason.saragian@aleris.com

ALERIS INTERNATIONAL, INC. ANNOUNCES TENDER OFFER

FOR ITS 7 5⁄8% SENIOR NOTES DUE 2018

CLEVELAND, OH – March 21, 2016 – Aleris International, Inc. (the “Company”), a wholly owned subsidiary of Aleris Corporation (“Aleris”), today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7 5⁄8% Senior Notes due 2018 (CUSIP No. 014477 AM5) (“Notes”). The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated March 21, 2016, and a related Letter of Transmittal, which are being sent to holders of Notes.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration[1,2]	Early Tender Premium[1]	Total Tender Offer Consideration[1,2]

014477 AM5	7 5⁄8% Senior Notes due 2018	$434,933,000	$991.25	$30.00	$1,021.25

(1)	Per $1,000 principal amount of Notes accepted for purchase.
(2)	Excludes accrued and unpaid interest, which will be paid in addition to the Late Tender Offer Consideration or Total Tender Offer Consideration, as applicable.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on April 1, 2016, unless extended (such date and time, as the same may be extended in the Company’s sole discretion, the “Early Tender Deadline”), in order to be eligible to receive the Total Tender Offer Consideration. Holders of Notes who validly tender their Notes after the Early Tender Deadline and on or before the Expiration Date (as defined below) will be eligible to receive only the Late Tender Offer Consideration, which is equal to the Total Tender

Offer Consideration minus the Early Tender Premium. In addition to the applicable Tender Offer consideration, holders who validly tender and do not validly withdraw their Notes and whose Notes are accepted for purchase in the Tender Offer will receive accrued and unpaid interest from and including the last interest payment date to, but excluding, the applicable settlement date. The Company may elect, following the Early Tender Deadline, to accept for purchase prior to the expiration of the Tender Offer all Notes validly tendered (and not validly withdrawn) on or before the Early Tender Deadline. It is anticipated that the settlement date for Notes validly tendered (and not validly withdrawn) on or before the Early Tender Deadline will be April 4, 2016, if the Company elects to accept such Notes for purchase prior to the expiration of the Tender Offer. It also is anticipated that the settlement date for Notes validly tendered (and not validly withdrawn) after the Early Tender Deadline and on or before the Expiration Date (as well as for Notes validly tendered (and not validly withdrawn) on or before the Early Tender Deadline if the Company does not elect to accept such Notes for purchase prior to the expiration of the Tender Offer) will be promptly following the Expiration Date.

The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on April 15, 2016, unless extended (such date and time, as the same may be extended in the Company’s sole discretion, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on April 1, 2016, unless extended. The consummation of the Tender Offer is not conditioned upon any minimum amount of Notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

The Company’s obligations to accept any Notes that are validly tendered and not validly withdrawn and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, the Company may, in its sole discretion, amend, extend or, subject to certain conditions, terminate the Tender Offer.

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Credit Suisse Securities (USA) LLC at (212) 538-2147 (collect) or (800) 820-1653 (toll-free) (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, at (866) 406-2287 (toll free) or (212) 269-5550.

Concurrently with the commencement of the Tender Offer, the Company directed that U.S. Bank National Association, as trustee under the indenture governing the Notes (as supplemented to date, the “Indenture”), give a notice of the Company’s intent in accordance with the Indenture, to redeem on April 20, 2016 (such date, including as it may be delayed, the “Redemption Date”) in full the aggregate principal amount of the Notes that remain outstanding after the Expiration Date of the Tender Offer and the Company’s acceptance for payment of, and payment for, Notes that were validly tendered and not validly withdrawn in the Tender Offer, at a redemption price of 101.906% (the “Redemption Price”) of the outstanding aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the Redemption Date. The redemption of the Notes and the payment of the Redemption Price, plus accrued and unpaid interest to the Redemption Date, on the Redemption Date are conditioned upon the Company having completed a debt financing on terms and conditions satisfactory to the Company yielding sufficient net cash proceeds, together with up to $12.0 million of cash on hand, to fund the maximum consideration payable for the valid tender of all currently outstanding Notes, plus accrued interest, pursuant to the Tender Offer, after giving effect to the payment of all discounts, fees and expenses incurred in connection with the debt financing and the Tender Offer (collectively, the “Redemption Condition”). No assurance can be given that the Redemption Condition will be satisfied. The redemption of the Notes may not occur and the notice of redemption may be rescinded in the event that the Redemption Condition has not been satisfied by the Redemption Date. This press release does not constitute an offer to purchase the 2018 Notes or a notice of redemption thereof.

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About Aleris

Aleris is a privately held, global leader in aluminum rolled products serving diverse industries including aerospace, automotive, building and construction, commercial transportation and industrial manufacturing. Headquartered in Cleveland, Ohio, Aleris operates production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements regarding the terms of the Tender Offer and any intention to redeem the Notes. In addition, forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit and capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.

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